Exhibit 21
                  Subsidiaries of the Ferrofluidics Corporation
                               As of June 28, 1997


Name                                                  Place of Organization
----                                                  ---------------------
Advanced Products and Technologies, GmbH              Nurtingen, Germany
Advanced Products and Technologies, Ltd.(1)           Oxford, England
Advanced Products and Technologies, S.A.              Madrid, Spain
Ferrofluidics Japan Corporation                       Tokyo, Japan
Ferrohydrodynamics Corporation                        Massachusetts

(1) Effective August 4, 1998, Advanced Products and Technologies, Ltd. changed its name to Ferrofluidics, Ltd.